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                                                                 Exhibit 99B(18)
                               THE TIMOTHY PLAN

                  MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

          The Timothy Plan (the "Fund") hereby adopts this Multiple Class Plan (the "Plan") pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), which sets forth the separate distribution arrangements and expense allocations of each class of the Fund. This Plan has been adopted by a majority of the Board of Trustees, including a majority of the independent trustees, of the Fund. The Board has determined that the Plan is in the best interests of each Class and the Trust as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares for the Trust.

     1.   The Trust may offer two classes of shares, Class A and Class B shares.

     2. Class A shares are sold subject to a front-end sales charge of 5.50% for an investment of $1,000 but under $25,000, 4.25% for investments over $25,000 but under $50,000, 3.00% for investments over $50,000 but under $100,000, 2.00% for investments over $100,000 but under $250,000, and 1.00% for investment over $250,000 but under $500,000. There is no sales load for investments over $500,000.

          Class A shares are subject to Rule 12b-1 distribution expenses. Class A shares of the Trust will reimburse Timothy Partners, Ltd. ("TPL"), as investment advisor and distributor or others for all expenses incurred by such parties in the promotion and distribution of shares of Class A of the Trust, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, and other distribution-related expenses ("Distribution Fees"), as well as any distribution or service fees paid to securities dealers or others who have executed a servicing agreement with the Trust on behalf of the Class A or the distributor, which form of agreement has been approved by the Trustees, including the non-interested trustees. The monies to be paid pursuant to any such servicing agreement shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with the purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Trust on behalf of customers; forwarding certain shareholder communications from the Trust to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Class A ("Service Fees").

          The maximum aggregate amount which may be reimbursed by the Class A shares of the Trust to such parties shall be 0.25% per annum of the average
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daily net assets attributable to Class A shares; provided however, that payment made under any servicing agreement entered into by the Class A shall not exceed 0.25% per annum of the average daily net assets attributable to Class A.
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     3.   Class B shares are subject to Rule 12b-1 expenses. Class B shares of the Trust shall reimburse TPL, as investment advisor and distributor or others for all expenses incurred by
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such parties in the promotion and distribution of shares of Class B shares of the Trust, for Distribution Fees, as well as any distribution or service fees paid to securities dealers or others who have executed a servicing agreement with the Trust on behalf of Class B shares or the distributor, which form of agreement has been approved by the Trustees, including the non-interested trustees. The monies to be paid pursuant to any such servicing agreement shall be used to pay dealers or others for Service Fees.

          The maximum aggregate amount which may be reimbursed by Class B shares of the Trust to such parties shall be 0.25% per annum of the average daily net
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assets attributable to Class B shares.

     4. The Trust's Rule 12b-1 Plans relating to both Class A and Class B shares shall operate in accordance with the Rules of Fair Practice of the National Association of Securities Dealers, Inc., Article III, section 26(d).

     5. Certain expenses attributable to the Fund, and not to a particular class will be borne by each class on the basis of the relative aggregate net assets of the Fund. Notwithstanding the foregoing, the investment manager or other service provider may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act.

     6. Dividends and other distributions paid by each class of shares, to the extent that any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that any Distribution Fees, Service Fees and class expenses allocated to a class will be borne exclusively by that class.

     7. Class B shares will automatically convert to Class A shares once the economic equivalent of a 5.50% sales charge is recovered by the Fund through the Class B distribution fee for each investment account.

     8. Each Class shall vote separately and exclusively with respect to any matter related to the respective Rule 12b-1 Plan. Each Class shall vote separately with respect to any matter that relates solely to that Class.

     9. On an ongoing basis, the trustees pursuant to their fiduciary responsibilities under the Investment Company Act of 1940, as amended, (the "Act"), and otherwise, will monitor the Trust for the existence of any material conflicts between the interests of the classes of shares. The trustees, including a majority of the independent trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. The Advisor and the Distributor shall be responsible for alerting the Board to any material conflicts that arise.

     10. All material amendments to this Plan must be approved by a majority of the trustees of the Trust, including a majority of the trustees who are not "interested persons" of the Trust, as defined in the Act.


Date:    July 29  , 1997
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